6


                              EMPLOYMENT AGREEMENT



                EMPLOYMENT  AGREEMENT,   dated  as  of  January  1,  1997  (this
"Agreement"),   between  SALANT  CORPORATION,   a  Delaware  corporation,   (the
"Corporation") and NICHOLAS P. DiPAOLO (the "Employee").

                WHEREAS, pursuant to the Employment Agreement, dated September 20, 1993, between the Employee and the Corporation, as modified by the Agreement, dated September 22, 1993, between the Employee and the Corporation and the Letter Agreement, dated August 31, 1995, between the Employee and the Corporation, the Employee is currently the Chairman of the Board of Directors, Chief Executive Officer and President of the Corporation; and

                WHEREAS,   the  Board  of  Directors  of  the   Corporation  has
determined that it would be in the best interest of the Corporation to extend the term of employment for a one year period.

                NOW THEREFORE, in consideration of the respective premises, mutual covenants and agreements of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                Section 1. Nature of Employee's Services. The Corporation agrees to employ the Employee and the Employee agrees to serve the Corporation as Chairman of the Board, President and Chief Executive Officer of the Corporation. The Employee shall perform such services and duties as shall be assigned to him or delegated to him from time to time by the Board of Directors of the Corporation (the "Board of Directors") or the Executive Committee of the Board of Directors during the Employment Period (as hereinafter defined). The
Employee's duties shall include, without additional compensation, the performance of similar services for any subsidiaries of the Corporation. The Employee agrees that, except as otherwise provided herein, he shall devote substantially all of his business time, attention and energy to the business of the Corporation and its subsidiaries in the advancement of the best interests of the Corporation and its subsidiaries. The Employee will perform his duties hereunder principally in the metropolitan New York area. During the Employment Period it shall not be a violation of this Agreement for the Employee to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions and
(c) manage personal investments, so long as such activities do not interfere with the performance of Employee's responsibilities as an employee of the Corporation in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Employee prior to the Employment Period, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) during the Employment Period shall not thereafter be deemed to interfere with the performance of the Employee's responsibilities to the Corporation.

                Section 2. Term of Employment. For purposes of this Agreement, the term Employment Period shall mean the period commencing January 1, 1997 and ending December 31, 1997, or, if earlier, the Termination Date (as hereinafter defined).

                Section 3. Annual Compensation. Subject to the terms hereof, the Corporation agrees to pay to the Employee, subject to all applicable laws and requirements, including, without limitation, laws with respect to withholding of federal, state or local taxes the annual compensation set forth below.

                         (a) Salary. As annual salary for the services to be rendered by the Employee a salary at the rate of $625,000 per annum from January 1, 1997 through December 31, 1997, payable in equal bi-weekly installments during the Employment Period (the "Salary").

                         (b)      Incentive Compensation.  Incentive
compensation, payable in accordance with the Corporation's customary practices for executive employees, based upon the schedule comparing the Corporation's performance during each fiscal year which ends within the Employment Period to operating targets for each such fiscal year, which schedule is set forth in Exhibit 1 hereto. Each bonus shall be paid by the Corporation to the Employee within ninety (90) days after the end of the fiscal year for which such bonus is payable. If the employment of the Employee is terminated or if the Employment Period terminates on a day other than the last day of a fiscal year, the bonus amount payable shall be the amount to which the Employee would have been entitled had his employment continued for all of that fiscal year, prorated by the proportion that the number of months of employment completed by the Employee during that fiscal year bears to twelve
(12). Notwithstanding anything contained herein to the contrary, no bonus shall be payable to the Employee (i) if the Employee is terminated pursuant to Section 6(d), (ii) if the Employee breaches this Agreement or (iii) if the Employee terminates the Employment Period other than pursuant to Section 6(e).

                Section 4. Employee Benefit Plans. The Employee shall, during the Employment Period, be eligible to participate in and receive benefits under and in accordance with the provisions of any pension plan, welfare plan or other similar plan or policy of the Corporation maintained for the benefit of its employees (together, the "Benefit Plans") in which he now participates, and the Employee shall be entitled to continue to participate in such plans (or any successors thereto) during the Employment Period, to the extent permitted by the respective terms thereof. In the event any new Benefit Plan is established which is in addition to, and not an alternative to, any Benefit Plan in which the Employee now participates, the Employee shall be entitled to participate in such Benefit Plan to the extent permitted by the terms thereof. The Corporation will not take any action directed solely at the Employee, with respect to the Benefit Plans or the Employee's participation in the Benefit Plans, that results in a material adverse change from the benefits the Employee now enjoys. The Corporation shall have the right, however, to make changes in Benefit Plans applicable to its senior executives or employees generally and the Employee agrees that such changes shall also be applicable to the Employee.

                Section 5. Expenses. Subject to compliance by the Employee with such policies regarding expenses and expense reimbursement as may be adopted from time to time by the Corporation, the Employee is authorized to incur reasonable expenses in the performance of his duties hereunder in the furtherance of the business of the Corporation and its subsidiaries, and the Corporation shall reimburse the Employee for all such reasonable expenses.

                Section 6.  Termination.

                         (a)      Termination Date and Termination of Rights
and Obligations.  On the date (the
"Termination Date") which is the earlier of (i) December 31, 1997 or (ii) the date on which the Company delivers to the Employee written notice that the Employee's employment hereunder is terminated for any reason, including a termination of the Employment Period which becomes effective pursuant to subsections (b) through (e) of this Section 6, the Employee's salary and other rights under this Agreement (except as otherwise provided in subsections (e), (f) and (g) of this Section 6) shall terminate, provided, however, that the Corporation shall pay to the Employee his Salary and benefits accrued prior thereto and the Employee shall be entitled to receive an incentive bonus to the extent provided in Section 3(b).

                         (b) Death of Employee. In the event of the death of the Employee, the Employment
Period shall terminate on the last day of the third full month after such death.

                         (c)      Disability of Employee.   The Corporation
shall have the right to terminate the
Employment Period, upon written notice to the Employee, if the Corporation determines that the Employee has been disabled (either mentally or physically) so as to be unable to substantially perform his duties hereunder for a period of six months or more.

                         (d)      Termination for Cause.  The Corporation
 shall have the right to terminate the
Employment Period, upon written notice to the Employee, if the Employee (i) engages in conduct which is determined by a court to constitute a felony or act of moral turpitude or (ii) commits any act of willful misconduct, malfeasance or gross negligence that is injurious to the Corporation (collectively referred to as "For Cause").

                         (e)      Termination by Employee for Good Reason.
 The Employee shall have the right to
terminate the Employment Period for "good reason" (as hereinafter defined), provided that the Employee shall have given the Corporation written notice of the Employee's decision to terminate his employment (specifying the alleged "good reason" in reasonable detail) and the Corporation shall not have cured the same within ninety (90) days after receipt of such notice, or, if cure cannot be fully accomplished within ninety (90) days, the Corporation shall not have commenced cure within ninety (90) days after receipt of such notice and cured the alleged "good reason" as soon as possible thereafter. For purposes of the foregoing, "good reason" shall mean (i) the assignment to the Employee of duties inconsistent with, or the diminution of, the Employee's positions, titles, offices, duties, responsibilities or status with the Corporation, or a change without good cause in the Employee's reporting responsibilities, or any removal of the Employee from or any failure to elect the Employee to any positions, titles or offices specified in this Agreement and held by the Employee, (ii) a reduction in the Employee's Salary, (iii) a material reduction in the Employee's benefits (other than a reduction pursuant to the last sentence of Section 4 hereof), or (iv) a "Change of Control" (as such term is defined in Section 19).

                (f) Severance. Notwithstanding anything to the contrary set forth in Section 6(a), in the event that the Employee's employment hereunder is terminated by the Corporation (other than pursuant to subsections (c) or (d) of this Section 6) or by the Employee for good reason or the Employment Period continues to December 31, 1997 and the Corporation does not offer to extend the Employee's employment on at least as favorable terms for an additional one year term, the Corporation shall pay to the Employee as severance (the "Severence")
(i) a lump sum of $312,500 within ten (10) days of the Termination Date and (ii) if the Separation Period (as hereinafter defined) is greater than six months, an additional amount equal to $12,019.23 multiplied by the number of full weeks remaining in the Separation Period after the first six months have elapsed, payable in equal bi-weekly installments commencing at the end of the first six months of the Separation Period. For purposes of this Agreement, the term Separation Period shall mean the period commencing on the Termination Date and ending on the later of (i) December 31, 1997 or (ii) six months after the Termination Date. Notwithstanding anything to the contrary set forth in this Agreement, all Severance paid to the Employee as a result of a Change of Control will be paid in a lump sum within ten (10) days of the Termination Date. The provisions of this subsection (f) shall be in lieu of any other rights or claims which the Employee may have under this Agreement or otherwise with respect to damages except pursuant to subsection (a) of this Section 6. (g) Assignment of Life Insurance on Termination. Except in the case of termination of employment pursuant to subsection (d) of this Section 6, at the end of the Separation Period, the Corporation shall assign to the Employee the life insurance policies of the Connecticut Mutual Life Insurance Company numbered 4639537, 4639538 and 4706956 (collectively, the "Insurance Policies") owned by the Corporation on the life of the Employee. The Corporation hereby covenants that it shall during the Employment Period (i) pay any and all premiums on the Insurance Policies, (ii) keep the Insurance Policies in effect at all times and (iii) not borrow against the value of the Insurance Policies.

                Section 7. Covenant Not to Compete. The Employee covenants and agrees that he will not, at any time during the Employment Period (determined without giving effect to any termination of employment) and the Separation
Period, whether as owner, principal, agent, partner, director, officer, employee, independent contractor, consultant, shareholder, licensor or otherwise, alone or in association with any other person, either directly or indirectly, carry on, be engaged or take part in, render services to or own, share in the earnings of, or invest in the stocks, bonds or other securities of, or be interested in any way in any business competing with or similar to any of the businesses of the Corporation or its subsidiaries without the written consent of the Board of Directors, provided that the Employee may hold a passive investment in a business which is competitive with or similar to any of the businesses of the Corporation if the investment is in securities which are listed on a national securities exchange and the investment in any class of securities does not exceed 1% of the outstanding shares of such class or 1% of the aggregate outstanding principal amount of such class, as the case may be. In addition, for one year after the later of the end of the Employment Period (determined without giving effect to any termination of employment) or the end of the Separation Period, the Employee covenants and agrees that he will not, directly or indirectly, hire any person who is employed by the Corporation on the Termination Date who's annual salary on such date is equal to or greater than $100,000 or solicit, induce, entice or hire any such person to leave the employment of the Corporation.

                Section 8. Non-Disclosure Covenant. The Employee further agrees that during the Employment Period and thereafter without limit, he will not, either directly or indirectly, communicate or divulge to any person, firm or corporation other than the Corporation and its subsidiaries, any information (except that which is generally known to the public) relating to the business, customers and suppliers, or other affairs of the Corporation or its subsidiaries ("Confidential Information") except (a) for the purpose of, or in connection with, the advancement of the business of the Corporation or (b) in the event that the Employee is required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar legal process) to disclose Confidential Information, and the Employee is compelled to disclose such Confidential Information or else stand liable for contempt or suffer other censure, penalty or violation in a court proceeding. In the event that the Employee is required to disclose such Confidential Information in the circumstances described in Section 8(b) the Employee will either (i) give the Corporation at least ten days' written notice (or shorter, but prompt, notice to the extent the Employee is required to respond to legal process in fewer than ten days) so that the Corporation may seek an appropriate protective order or
(ii) make such disclosure to a court under seal.

                Section 9. Indemnification. On the same terms and conditions applicable to other directors and officers of the Corporation, the Corporation shall continue to indemnify the Employee against all liability and loss with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or any of its subsidiaries or Affiliates (as hereinafter defined), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that he did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding any other provision of this Agreement, the Corporation's obligation to indemnify the Employee shall survive the expiration of this Agreement, provided that in the event that the Employee is terminated pursuant to Section 6(d) of this Agreement, the Corporation shall have no obligation to indemnify the Employee under this Section 9 against any liability, loss or expense arising from conduct that (a) constitutes grounds for the Corporation to terminate the Employment Period pursuant to clause (ii) of
Section 6(d) of this Agreement or (b) constitutes grounds for the Corporation to terminate the Employment Period pursuant to clause (i) of Section 6(d) of this Agreement and such conduct is injurious to the Corporation. The term "Affiliate" shall mean any person, firm, corporation, partnership or other legal entity that, directly or indirectly, controls, is controlled by or is under common control with, the Corporation. The term "control" shall mean the power to direct the affairs of any person, firm, corporation, partnership or other legal entity by reason of ownership of voting stock, by contract or otherwise.

                Section 10. Automobile. During the Employment Period, the Corporation will provide the Employee with the vehicle currently used by the Employee, a 1993 Mercedes Benz Model 500SL. The cost and maintenance of such automobile (including insurance, gasoline, repairs, etc.) shall be paid by the Corporation, subject to compliance by the Employee with such policies regarding automobiles and the use thereof as may be adopted from time to time by the Corporation. Unless this Agreement shall have been terminated pursuant to
Section 6(d) hereof, the Employee shall have the option, to the extent the Corporation may legally give such option, within twenty (20) days after the end of the Employment Period, to purchase such automobile at its then depreciated book value or, if such automobile is leased, at the purchase price under the lease.

                Section 11. Vacations. The Employee shall be entitled to paid vacations in accordance with the policies of the Corporation in effect from time to time, but no less than four weeks in any of the Fiscal Years during which the Employee is employed. To the extent the Employee does not use the full vacation period during a Fiscal Year, the unused balance shall accrue and be carried over into subsequent Fiscal Years; provided, however, that no more than an aggregate of two weeks of unused vacation time may be carried forward from one Fiscal Year to the next Fiscal Year.

                Section 12. Legal Expenses. The Corporation shall pay all legal fees and related expenses incurred by the Employee as a result of (i) the Employee's termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment) if the Corporation has been found to be in breach of its obligations hereunder, or
(ii) the Employee's seeking to obtain or enforce any right or benefit provided by this Agreement, if the Employee prevails against the Corporation in any proceeding in which rights hereunder are contested.

                Section 13. Successors and Assigns. In the event that the Corporation shall at any time be merged or consolidated with any other corporation or shall sell or otherwise transfer substantially all of its assets or business to another corporation or entity, the provisions of this Agreement shall be binding upon and inure to the benefit of such corporation or entity surviving or resulting from such merger or consolidation or to which such assets or business shall be so sold or transferred; provided, however, that nothing contained in this Section 13 shall in any way limit, or be construed to limit, the obligations to the Employee, under this Agreement, of the Corporation or the Corporation's successors or assigns. This Agreement shall not be assignable by the Employee.

                Section 14. Notice. Any notice or other communication which is required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, transmitted by telecopy or five (5) days after being mailed by registered or certified mail, postage prepaid, return receipt requested, to such party at the address shown below:

                If to the Corporation, care of the following:

                         Salant Corporation

                         1114 Avenue of the Americas

                         New York, New York  10036

                         Attention:  Todd Kahn, Esq.



                If to the Employee, then to the following:



                         Mr. Nicholas P. DiPaolo

                         1114 Avenue of the Americas

                         New York, New York 10036



                With a copy to:



                         Roger M. Deitz, Esq.

                         437 Madison Avenue

                         New York, New York 10022-7302



Each party may, by notice to other party, change the above address.

                Section 15. Entire Agreement; Amendments. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings as to the employment of the Employee. No amendment, waiver, modification or discharge of any of the terms of this Agreement shall be valid unless in writing and signed by the party against which enforcement is sought.

                Section 16. Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

                Section 17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original.

                Section 18. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. For purposes of any action or proceeding involving this Agreement, the Corporation and the Employee hereby submit to the jurisdiction of all federal and state courts of competent jurisdiction sitting within the area comprising the Southern District of New York. The Employee hereby acknowledges that irreparable damage will occur in the event that Sections 7 and 8 of this Agreement are not performed in accordance with their specific terms or are otherwise breached by the Employee. It is accordingly agreed that the Corporation shall be entitled to an injunction or injunctions to prevent breaches of such provisions in any Court of the United States or any states having jurisdiction, this being in addition to any other remedy to which the Corporation may be entitled to at law or in equity.


It is the intention of the parties to the fullest extent possible to resolve disputes without recourse to the judicial system. Except in the event the Corporation is attempting to seek injunctive or other equitable relief for a breach by the Employee of Sections 7 and 8 of this Agreement, the parties agree that as a condition precedent to the filing of any claim the parties and their attorneys must confer at least twice, in person, in an effort to resolve any dispute. Should such efforts not be successful, the parties shall submit their dispute to non-binding mediation at the offices of J.A.M.S./Endispute, Inc., in the City of New York. Should mediation not be successful, suit may be brought in any Court in accordance with this Section 18. The fees and expenses, including actual attorneys' fees, of the prevailing party shall be paid by the non-prevailing party.

                Section 19. Certain Definitions. When used in this Agreement, the following terms shall have the following meanings (such meanings will be applicable to both the singular and plural forms of the terms defined):

                "Affiliate" shall mean any natural person, firm, corporation, partnership or other legal entity that, directly or indirectly, controls, is controlled by or is under common control with, the Corporation.

                "Change of Control" shall mean an event or series of events by which (i) any Person is or becomes the "beneficial owner" (as defined in rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the aggregate Voting Stock of the Corporation; or (ii) the Corporation consolidates with or merges into another Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any Person consolidates with or merges into the Corporation, in either event pursuant to a transaction in which the outstanding Voting Stock of the Corporation is changed into or exchanged for cash, securities or other property, other than any such transaction where the holders of the Voting Stock of the Corporation immediately prior to such transaction own, directly or indirectly, immediately after such transaction, Voting Stock of such surviving corporation entitling them to not less than 50% of the aggregate voting power of all Voting Stock of such surviving corporation.

                "Control" shall mean the power to direct the affairs of any natural person, firm, corporation, partnership or other legal entity by reason of ownership of Voting Stock, by contract or otherwise.

                "Person"   shall   mean   any   natural   person,   corporation,
partnership, trust, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

                "Voting Stock" shall mean securities of any class or classes (or equivalent interests) of any entity, if the holders of the securities of such class or classes (or equivalent interests) are ordinarily, in the absence of contingencies, entitled to vote for the election of the directors (or natural persons or entities performing similar functions) of such entity, even though the right to so vote has been suspended by the happening of such a contingency.

                IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.



                                                        SALANT CORPORATION





                                              By:
                                              Todd Kahn, Esq.
                                              Vice President,
                                             Secretary and General Counsel





                                             Nicholas P. DiPaolo
                                    EXHIBIT 1







                         INCENTIVE COMPENSATION SCHEDULE





? If the Corporation's "Pre-tax Income", as shown on its audited financial statements for any Fiscal Year during the Employment Period ("Actual Annual Pre-tax Income"), is equal to or greater than 100% of the amount of Pre-tax Income provided for in Salant's annual business plan for that Fiscal Year ("Planned Annual Pre-tax Income"), the Employee shall receive a cash bonus equal to 100% of his Salary at the end of the applicable Fiscal Year ("Annual Salary").



? For each full five percentage points (after rounding to the nearest 1/100th of a percent) by which the Corporation's Actual Annual Pre-tax Income exceeds 100% of Planned Annual Pre-tax Income, the Employee shall receive an additional cash bonus equal to 20% of his Annual Salary.



? The following principles shall apply in calculating the "Pre-tax Income" which term shall mean the aggregate income of the Corporation before provision for all Federal, State and local income taxes thereon. In calculating such "Pre-tax Income", all items of income and deductions shall be determined in accordance with generally accepted accounting principles applied on a consistent basis, subject, however, to the provisions of the following subparagraphs.



                (i) There shall be excluded from income: all extraordinary items of income such as gains  and  losses on the sale of fixed  assets  or  intangible assets; all insurance recoveries other than for business interruption; non-recurring gains or losses including, without limitation, gains or losses on the termination of any employee benefit plans or gains or losses realized on the sale of quota.



                (ii)Deductions from income shall include all interest expenses, fixed charges and reasonable provisions for depreciation, amortization and obsolescence, inventory write-offs and the salary and bonus payable to all of the employees of the Corporation and the Employee hereunder.